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                                                           EXHIBIT 1



                       [LETTERHEAD OF KPMG PEAT MARWICK LLP]




November 14, 1997


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Visual Edge Systems Inc. (Company) and under the date of January 24, 1997 except as to note 9(b) which is as of April 3, 1997, we reported on the financial statements of Visual Edge Systems Inc. (a development stage company) as of December 31, 1996 and 1995 and for the years then ended and for the period from inception (July 15, 1994) to December 31, 1996. On November 7, 1997 our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated November 13, 1997, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statements as follows:

1. Under paragraph A.(i), the statement that KPMG Peak Marwick LLP were replaced by Arthur Andersen LLP.

2. Under paragraph A.(iii), the statement that the Company's change of accountants was approved by the Company's Board of Directors on November 12, 1997.

3. Under paragraph B.(i), the statement that Arthur Andersen LLP were engaged as the Company's independent accountants as of November 12, 1997.

4. Under paragraph B.(ii), the statement that the Company has not, during its two most recent fiscal years, or any subsequent interim periods, consulted with Arthur Andersen LLP regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Very truly yours,


/s/ KPMG Peat Marwick LLP